EXHIBIT 10.21

P.O. Box 7850 Mountain View, CA 94039-7850 www.intuit.com

July 31, 2003

Lorrie Norrington

Amended and Restated
Employment Agreement

Dear Lorrie:

     This letter amends and restates your July 30, 2001 Employment Agreement with Intuit Inc. (“Intuit” or the “Company”).

     1.     Position. You are employed by Intuit as its Executive Vice President, Office of the CEO. Your employment will continue until termination pursuant to Section 6. You report to the President and Chief Executive Officer of Intuit. You are expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You are also expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2.     Base Salary. Your base salary for the fiscal year beginning August 2003 will be $570,000, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis and increased from time to time, but in any event such compensation shall not be reduced below $475,000 during your term of employment.

     3.     Bonus. Your bonus for the period February 1, 2003 through July 31, 2003 and your annual performance bonus for the fiscal year beginning August 1, 2003 and subsequent fiscal years will be determined pursuant to Intuit’s Senior Executive Incentive Plan (the “SEIP”), a cash bonus incentive plan designed to meet the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Your bonus, if any, will be payable upon your attainment of one or more performance goals in accordance with the SEIP. Effective with the fiscal year beginning August 2003, your bonus target will be 70% of your base salary. You have no minimum annual bonus commitment. Your maximum annual bonus will be no greater than $5,000,000, the maximum annual bonus payable to any one individual under the SEIP.

     4.     Stock Options. On July 31, 2001 (your “Employment Commencement Date”), the Compensation Committee of the Board of Directors granted you a nonqualified stock option to purchase 350,000 shares of Intuit common stock at an exercise price equal to such common stock closing price on your Employment Commencement Date (the “Option”). The Option was granted pursuant to and subject to the terms of the Intuit Inc. 1993 Equity Incentive Plan. For so long as you remain employed by Intuit, the Option will vest and become exercisable over a four year period as follows: twenty-five percent (25%) of the shares subject to the Option vests and become exercisable on the first anniversary of your Employment Commencement Date and one forty-eighth (1/48th) of the shares subject to the Option vests and become exercisable on the last day of each month following the first anniversary of t your Employment Commencement Date. The Option will have a maximum term of 10 years from the date of grant, but will terminate earlier in the event your employment terminates. The specific time period during which you may exercise the Option following the termination of your employment, where not provided by this agreement, are set forth in your Stock Option Agreement pursuant to which the Option was awarded. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Intuit registered the shares issuable under the Option on a Form S-8 registration statement and shall keep such registration statement in effect for the entire period the Option remains outstanding.

     5.     Other Benefits. You are entitled to the following additional benefits:

          (a) You are eligible for health insurance, 401(k), employee stock purchase plan and other benefits offered to all Intuit senior executives of similar rank and status.

          (b) You are eligible for reasonable reimbursement of expenses incurred within the two (2) year period following your Employment Commencement Date in connection with your relocation to California, including any brokerage commissions and closing costs associated with the sale of your former principal residence outside of California and the purchase of your principal California residence.

          (c) In May 2002, Intuit provided you with a recourse loan in the amount of $5,500,000 (the “Loan”). The Loan is secured with a first mortgage on your principal California residence and is repayable to Intuit four years from the date of your termination of employment for reasons other than a Voluntary Termination or a Termination for Cause (both as defined in Section 6 below) or within six (6) months following your Voluntary Termination or Termination for Cause or at the end of the 10 year term. Interest accrues at the rate of 5.77% per annum, compounded semi-annually on $500,000 of the Loan and is payable annually. No interest will accrue on $5,000,000 of the Loan for the period of the earlier of: (i) four (4) years following the date such Loan is made, or (ii) the date of your Termination for Cause or Voluntary Termination (both as defined in Section 6 below). Thereafter, interest will accrue on the full $5,500,000 of the Loan at the rate of 5.77% per annum, compounded semi-annually, and will be payable annually.

          (d) Intuit will reimburse you for the cost of a life insurance policy for the amount of the Loan with the understanding that the proceeds of such policy will pay off the Loan upon your death.

          (e) If within one year following your termination of employment other than a Termination for Cause or Voluntary Termination (both as defined in Section 6 below) you sell your principal California residence (purchased pursuant to Section 5(b) above) Intuit will split with you any loss on the sale of such residence on a fifty/fifty basis. For purposes of this Section 5(e), “loss” means the difference between the cost of the principal residence and the price at which you sell it.

     6.     Employment and Termination. Your employment with Intuit is at-will and may be terminated by you or by Intuit at any time for any reason as follows:

          (a) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

          (b) You may terminate your employment upon written notice to the President/Chief Executive Officer at any time in your discretion without Good Reason (“Voluntary Termination”);

          (c) Intuit may terminate your employment upon written notice to you at any time following a determination by two-thirds (2/3) vote of the entire Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

          (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of two-thirds (2/3) of the entire Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Total Disability”); provided that “total disability” shall mean that for a period of one hundred eighty (180) days (A)(i) for so long as such definition is used for purposes of Intuit’s group life insurance and accidental death and dismemberment plan or group or long term disability plan, that you are unable to perform each of the material duties of any gainful occupation for which you are or become reasonably fitted by training, education or experience and which total disability is in fact preventing you from engaging in any employment or occupation for wage or profit; or (ii) if such definition has changed, such other definition of “total disability” as determined under Intuit’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (B) Intuit shall have received from your primary care physician a certificate that your total disability is likely to be permanent.

     7.     Definitions. As used in this agreement, the following terms have the following meanings:

          (a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as

Executive Vice President, Office of the CEO or a change in your relationship such that you no longer report directly to the Chief Executive Officer; (ii) if within the first four (4) years following your Employment Commencement Date, Stephen Bennett’s no longer being a Section 16 officer, as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”) or director of Intuit without your being offered the position of Chief Executive Officer of Intuit; (iii) any reduction in your base annual salary or bonus opportunity (other than in connection with a general decrease in the salary or bonuses for all officers of Intuit) without your consent or material breach by Intuit of any of its obligations hereunder after providing Intuit with written notice within seven days of such breach and an opportunity to cure; (iv) failure of any successor to assume this agreement pursuant to Section 13(d) below; (v) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters; or (vi) in the case of a Change in Control, your not being offered a position as a Section 16 Officer of the surviving entity or acquiror that results from any Change in Control. You consent to your participation in the SEIP and agree that the removal of a minimum guaranteed bonus to comply with the performance-based compensation exemption under Code Section 162(m) does not constitute Good Reason for purposes of this Section 7(a).

          (b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.

          (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of your Employment Commencement Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to your Employment Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

          8.     Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of stock options.

          (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to (i) a single lump sum severance payment equal to eighteen (18) months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) a payment equal to the target bonus you would have earned pursuant to Section 3 above during the eighteen (18) months following your termination if you had achieved 100% of the target (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (iii) immediate acceleration of the vesting and exercisability of the Option by that portion of the shares subject to the Option that would have vested and become exercisable in the eighteen (18) full calendar months following the effective date of such termination; and (iv) a one (1) year period following the effective date of your termination in which to exercise the Option to the extent that the Option had vested as of the effective date of your termination, including the portion of the Option that has accelerated in vesting pursuant to this Section 8(b)(iii).

          (c) In the event of your Termination for Death or Total Disability, the vesting and exercisability of the Option shall be immediately accelerated by that portion of the shares subject to the Option that would have vested and become exercisable during the twelve (12) months following the date of such termination; and you or your estate will have until one year after the effective date of your death or disability to exercise the Option to the extent that it was vested as of the effective date of your termination; provided, however, that in the event that applicable provisions of the Intuit Inc. 1993 Equity Incentive Plan provide for additional acceleration of vesting or a longer exercisability period, such provisions will govern the treatment of the Option.

          (d) If your severance and other benefits provided for in this Section 8 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Section 8 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

          (e) No payments due you hereunder shall be subject to mitigation or offset.

     9.     Indemnification Agreement. The standard form of indemnification agreement for officers and directors that you entered into when you commenced employment with Intuit to indemnify you against certain liabilities you may incur as an officer or director of Intuit shall remain in effect.

     10.     Confidential Information and Invention Assignment Agreement. The standard form of Employee Agreement that you entered into when you commenced employment with Intuit to protect Intuit’s confidential information and intellectual property shall remain in effect.

     11.     Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.

     12.     Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     13.     Miscellaneous.

          (a) Authority to Enter into Agreement. Intuit represents that its President and Chief Executive Officer has due authority to execute and deliver this agreement on behalf of Intuit.

          (b) Absence of Conflicts. You represent that your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

          (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

          (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.

          (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to Paul M. Ritter, Esq., Kronish Lieb

Weiner & Hellman LLP 1114 Avenue of the Americas, New York, N.Y. 10036. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.

          (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

          (g) Entire Agreement. This agreement represents the entire agreement between us concerning the subject matter of your employment by Intuit.

          (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

     Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted July 31, 2003:

/s/ Stephen M. Bennett	/s/ Lorrie M. Norrington

Stephen M. Bennett	Lorrie Norrington
President and Chief Executive Officer Intuit Inc.